UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 7, 2007

BORGWARNER INC.
(Exact name of registrant as specified in its charter)

Delaware                   1-12162                             13-3404508
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)

3850 Hamlin Road
Auburn Hills, MI 48326
(Address of principal executive offices)

Registrant' telephone number, including area code:
(248) 754-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)  Compensatory Arrangements for Certain Officers

On August 3, 2007 the Compensation Committee awarded 126,637 Stock Units to the Company’s Chairman and Chief Executive Officer, Timothy Manganello, pursuant to the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan, (the “Plan”).  Each Stock Unit represents a contingent right to receive one share of common stock, par value $.01 of the Company (“Stock”).  This award was made in recognition of the outstanding performance of the Company and Mr. Manganello’s leadership in achieving that success, and to assure, to the extent possible, continued retention of Mr. Manganello’s services as Chairman and Chief Executive Officer.

The Stock Units vest as follows:

•	25% on August 3, 2008
•	25% on August 3, 2009
•	50% on August 3, 2010

Except as described below, vested Stock Units will be settled in stock of the Company upon termination of employment, subject to any delay required by law.

If the Company terminates Mr. Manganello’s employment for Cause (as defined in the Plan), Mr. Manganello will forfeit any unvested Stock Units and will forfeit the right to receive Stock in respect of vested Stock Units.

If Mr. Manganello voluntarily terminates employment with the Company (other than for Good Reason, as defined), Mr. Manganello will forfeit unvested Stock Units and if, prior to the first to occur of a Change of Control (as defined in the Plan) or August 3, 2010, Mr. Manganello joins or provides consultation or advisory services to a competitor, the award agreement requires Mr. Manganello to also return any then-vested portion of the award.

The award agreement provides for 100% vesting of the Stock Units in the event of death, disability, involuntary separation other than for cause, termination of employment by Mr. Manganello for Good Reason and in the event of a Change in Control (as defined in the Plan).

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

    10.1 Form of BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan, Stock Units Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BORGWARNER INC.

/s/ John J. Gasparovic
__________________________________
John J. Gasparovic
Vice President, General Counsel & Secretary